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AmeriSource To Issue Additional $50 Million In Convertible Subordinated Note
Offering

          VALLEY FORGE, PENNSYLVANIA - December 14, 2000 - AmeriSource Health Corporation today announced that the Company will issue an additional $50 million of its Convertible Subordinated Notes due 2007 pursuant to an option that was granted to the initial purchasers. An aggregate of $300 million of the notes will be outstanding following the issuance of the additional notes. The notes will have an annual interest rate of 5%, payable semi-annually, and will be convertible into Class A Common Stock of the Company at $52.9688 per share. The Company intends to use the net proceeds from the sale of the notes to repay existing borrowings, and for working capital and other general corporate purposes. The notes will provide longer term, fixed rate debt at a lower cost than existing debt. The notes are being issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933.

          The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

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          Certain information contained in this press release includes forward-
looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act) that reflect the Company's current views with respect to future events and financial performance. Certain factors such as competitive pressures, success of restructuring or systems initiatives, market interest rates, regulatory changes, continued industry consolidation, changes in customer mix, changes in pharmaceutical manufacturers' pricing and distribution policies, changes in U.S. government policies, customer insolvencies, the loss of one or more key customer or supplier relationships and other matters contained in the Company's 10-K for fiscal year 1999 and other public documents could cause actual results to differ materially from those in the forward-looking statements. The Company assumes no obligation to update the matters discussed in this press release.